Exhibit 10.1

Value Added Reseller (“VAR”) Agreement

“VAR”

Company name:

Address:

City:

State/Province, Postal code

Country:

Phone Number:

Fax number:

Email address:

Autodesk Account #:

“AUTODESK”

Autodesk, Inc.

111 McInnis Parkway

San Rafael

California

94903

United States

In consideration of the mutual promises contained herein, the parties have read, understood and agree to be bound to this agreement, its exhibits, the Program Guide, the Channel Partner Policies and Procedures, and all other documents which are specifically incorporated therein by reference, and which form an integral part of, and constitute the entire agreement (this “Agreement”), and have caused their authorized representatives to sign this Agreement in duplicate. Notwithstanding the date of execution, this Agreement shall be deemed to have commenced on [1 February 2010] (the “Effective Date”).

AUTODESK	VAR

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

Autodesk Confidential	Page 1 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

1.	DEFINITIONS

1.1 In this Agreement the following words and expressions shall have the following meanings unless the context otherwise requires:

“Autodesk Software” means those Products comprised of one or more computer programs licensed by Autodesk individually or as part of a bundled package, suite, or series pursuant to an Autodesk End User License Agreement, excluding all third party computer programs delivered as part of that bundled package, suite or series.

“Authorized”/ “Authorization” means having the ability to sell commercial versions of Authorized Products in accordance with the Requirements set out in the Program Guide, and specifically that VAR has met the Requirements to sell the applicable Products commensurate with its Tier. VAR’s Authorizations and Tiers are shown on the Authorization Chart appended to this Agreement.

“Authorized Location” means the VAR’s physical “headquarters” location within the Territory listed on the Authorization Chart appended to this Agreement. An Authorized Location may not be a home office.

“Authorized Products” means the commercial and NFR versions of the machine readable (object code) computer programs developed or marketed by Autodesk (and the accompanying documentation) and their respective Subscriptions, Updates and Upgrades (if any), and Hardware (if any) obtained from an entity authorized by Autodesk to resell Authorized Products to VAR (“Authorized Distributor”) or from Autodesk directly if VAR has executed the Direct VAR Terms and Conditions as part of this Agreement, and other corresponding Autodesk Services and offerings made available by Autodesk to VAR in accordance with VAR’s Authorization. Authorized Products do not include Open Distribution products or educational or student versions of Autodesk Software.

“Autodesk Fiscal Quarter” means the three month periods February-April, May-July, August-October, November-January during an Autodesk Fiscal Year which commences on February 1 in any given calendar year and ends on January 31 in the following calendar year.

“Autodesk Services” means any separately contracted services performed by Autodesk, or on Autodesk’s behalf by a third-party, including without limitation, Autodesk’s collaboration services, support, training and consulting services.

“Benefits” means the various incentives and benefits available to VAR as the result of its Authorization Tier and also discretionary benefits such as marketing funds, documented in the applicable Autodesk Program Guide and other program documentation.

“Channel Partner Policies and Procedures” means the documents posted to the Partner Portal that set forth policies and procedures to be followed by VAR, (including but not limited to ordering guidelines, Autodesk’s returns policy and procedures, marketing and branding guidelines and trademark use guidelines) that are hereby incorporated by reference. Autodesk reserves the right to modify the Channel Partner Policies and Procedures as per the terms of this Agreement and it shall be VAR’s responsibility to review the said policies and procedures regularly.

“Confidential Information” means (i) in the case of Autodesk, all information and materials relating to Autodesk and/or its business disclosed by Autodesk to VAR and identified by Autodesk as confidential (including but not limited to, product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, research [including survey results and customer satisfaction data], development, the contents of this Agreement, know-how and any of Autodesk’s End-User Records and End User data which may be made available to VAR by Autodesk, as well as information which from the circumstances VAR might reasonably expect to be confidential and (ii) in the case of VAR, all non-public VAR information and materials requested by Autodesk, including but not limited to financial information produced in accordance with Section 3.5 of this Agreement, and provided to Autodesk by VAR in writing (excluding any Autodesk confidential information described in (i) above), that are clearly labeled as VAR Confidential Information, as applicable.

“Direct” means that VAR has the option of purchasing certain Authorized Products (as identified by Autodesk) directly from Autodesk subject to the “Direct VAR Terms and Conditions” and “Security Agreement” attached hereto as Exhibit 1 and Exhibit 1A respectively.

Autodesk Confidential	Page 2 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

“Direct Customer” means any End User to whom Autodesk sells Product(s) directly or which Autodesk designates as a Direct Customer. Direct Customers include all Autodesk named (or strategic, key, global or major) accounts; federal, state, provincial and local government End Users; and all educational institutions, student and faculty End Users. Autodesk may provide a list of Direct Customers, which list may be posted to the Partner Portal and Autodesk may update the Direct Customer List from time to time, including by posting an updated list to the Partner Portal.

“ESD” means electronic software download over a network.

“End User” means a third party desiring to lawfully purchase, or who has lawfully purchased, one or more legitimate Products for use, and not for transfer or resale.

“End User License Agreement”/ “EULA” means the then-current Autodesk Software License Agreement setting forth the terms and conditions under which an End User may use the Product.

“End User Records” means the records independently maintained by VAR that show, at a minimum, the name and contact information (address, telephone number and e-mail) for each End User to whom VAR has sold the Product(s), and the list of Products sold to that End User along with the Products’ serial numbers.

“Hardware” means any computer equipment sourced from Autodesk for use in connection with the Autodesk Software.

“Indirect” means that if VAR wishes to purchase Authorized Products, it must do so from an Authorized Distributor.

“Marketing Materials” means the marketing information and other advertising materials that Autodesk may make available to VAR from time to time during the term of this Agreement.

“NFR” means not for resale versions of a Product, as further defined in the EULA accompanying each applicable Product.

“Open Distribution Products” means the commercial and NFR versions of the machine readable (object code) computer programs developed or marketed by Autodesk (and the accompanying documentation) and their respective Subscriptions, Updates and Upgrades (if any), and Autodesk Services and offerings, not requiring authorization from Autodesk for resale, designated as such by Autodesk in the Program Guide or Partner Portal.

“Partner Portal” means the current Autodesk partner web site [or any other site designated by Autodesk.

“Product(s)” means Authorized Product(s), Open Distribution Product(s) which Autodesk may make available to VAR from time to time in accordance with this Agreement.

“Program Guide” means the Autodesk document listing the Requirements and Benefits applicable to VAR, made available to VAR by Autodesk on the Partner Portal, or otherwise, and hereby incorporated by reference. Autodesk reserves the right to modify the Program Guide as per the terms of this Agreement.

“Requirements” means the requirements and obligations that Autodesk may set or modify from time to time as set forth in the Program Guide and the Channel Partner Policies and Procedures, including without limitation, reporting requirements, the mandatory personnel, technical and minimum purchase requirements, support and service Tier requirements as well as any other requirements and obligations which are commensurate with the Tier of Authorization VAR has achieved. Requirements may also refer to the requirements to participate in Benefits programs or qualify as an Autodesk Direct VAR.

“Subscription” means, the then-current Autodesk subscription, maintenance, support and other similar and/or related programs, as Autodesk may designate from time to time, and standard agreements setting forth the terms and conditions between Autodesk and an End User concerning the delivery of specified product and service benefits related to Autodesk Products.

Autodesk Confidential	Page 3 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

“Tier” means the VAR’s status from both a Requirements and Benefits perspective as specified on the Authorization Chart appended to this Agreement. Tiers may include the Silver and Gold designations and such other tier designations as Autodesk may make available during the term of this Agreement.

“Territory” means each separate and distinct geographic area specified on the signature page of this Agreement. In the absence of any other description, a Territory shall be the geographic area within a two hundred and fifty mile radius from the city or Authorized Location noted on the Authorization Chart appended to this Agreement.

“Update(s)” means improved versions of Autodesk Software, or portions thereof, which incorporate corrections or minor enhancements for which Autodesk does not normally charge a fee.

“Upgrade(s)” means commercial releases of Autodesk Software designated as such by Autodesk and for which Autodesk normally charges a fee.

1.2 All references in this Agreement to “sales” or “selling” or purchasing of Products shall mean the sale of the applicable End User license to use with respect to computer programs (including but not limited to the Autodesk Software) and shall under no circumstances constitute, or be construed to constitute the sale or transfer of intellectual property.

2.	VAR AUTHORIZATION

2.1 Subject to VAR’s compliance with the applicable Requirements, Autodesk grants VAR a non-exclusive, non-transferable license to purchase, market, distribute, sell and support the Authorized Product(s) made available by Autodesk in the Territory which correspond with VAR’s Authorization and Tier, (or as otherwise expressly permitted by Autodesk) solely to End Users within the applicable Territory (unless an exception is expressly authorized by Autodesk in writing). VAR shall be entitled to participate in the Benefits program in accordance with the applicable Requirements in the Program Guide. VAR may not assign, sub-license, delegate or subcontract its rights, duties or obligations under this Agreement without the express prior written consent of Autodesk and VAR shall not engage in any sub-distribution, agency or broker arrangements with regard to Authorized Products. Notwithstanding the foregoing limitations, VAR may permit the financing of any Product by an End User through a financial institution approved by Autodesk and subject to Autodesk’s reasonable requirements, provided such financial institution secures no rights to such Product as a licensee thereof.

In addition, Autodesk may elect to deliver the Product directly to the End User via ESD in accordance with such procedures as Autodesk may establish. VAR shall not agree or consent to ESD without first obtaining the approval of Autodesk. A Product shall be considered fulfilled via ESD when Autodesk has enabled its download.

2.2 Autodesk reserves the unrestricted right without any liability to VAR to (i) license, market, distribute, sell and support any Product(s) in any location worldwide, including (but not limited to) in the VAR’s Territory, directly to End Users or through any other reseller or channel, including, but not limited to, original equipment manufacturers, channel partners, distributors, on-line sales or retail outlets, systems integrators and independent software vendors and (ii) modify, augment, or otherwise change the methods in which Autodesk licenses, markets, distributes, or supports any Product(s).

2.2.1 On a case by case basis, Autodesk may further authorize VAR as a non-exclusive sales representative in relation to Authorized Product(s) corresponding with VAR’s Authorization in accordance with the Requirements in the Program Guide, or as otherwise specified by Autodesk, for the limited purposes expressly set forth in the Agreement. Such appointment shall be for specific sales opportunities only and VAR shall not be appointed, nor represent itself to be appointed, as a permanent sales agent of Autodesk. VAR’s compensation in such cases will be determined in accordance with the provisions in the Program Guide. Consistent with the terms of this Agreement, VAR shall act as Autodesk’s non-exclusive sales representative to assist with sales activities to Direct Customers at Autodesk’s sole discretion, but VAR shall refrain from making any commitments on behalf of Autodesk, or representing itself as Autodesk or an Autodesk employee. Autodesk hereby gives VAR notice that it has reserved all Direct Customers for direct sales from Autodesk, or its nominated major account master reseller only or other third parties as may be designated by Autodesk. Unless otherwise directed by Autodesk in writing, VAR may only engage in sales activities for Authorized Product(s) to such Direct Customers as an intermediary or agent on Autodesk’s approval or behalf, as expressly permitted by Autodesk, and may not sell Authorized Product(s) from its commercial inventory to Direct Customers.

Autodesk Confidential	Page 4 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

2.3 VAR agrees and acknowledges that Autodesk may unilaterally amend, supplement, change or discontinue any: Product(s), Autodesk Services, the whole or any part of the Program Guide (including Requirements), or Channel Partner Policy and Procedure(s) and Direct VAR Terms and Conditions at any time following thirty (30) days’ notice (or such other notice period expressly provided for in this Agreement) to VAR of such action.

2.4. Autodesk shall not be under any obligation to accept Direct orders from a VAR that has not qualified for and agreed to Autodesk’s Direct VAR Terms and Conditions by executing a copy of this Agreement to which they are appended.

3.	VAR OBLIGATIONS

3.1 Compliance with this Agreement. VAR agrees to comply with all the obligations contained in this Agreement, including but not limited to the applicable Requirements, Direct VAR Terms and Conditions (if applicable) and other obligations contained in the Program Guide and Channel Partner Policies and Procedures, and all other documents incorporated by reference into this Agreement.

3.2 Value Added Services. VAR shall actively market, sell and support (as per the applicable service Tier Requirements established by Autodesk and commensurate with VAR’s Tier), the Products. With each Authorized Product sale, including but not limited to each sale by mail, Internet, or telephone, VAR shall provide value added services to End Users, including but not limited to pre-sales Product assessment, demonstrations, briefings, and recommendations in accordance with the terms of this Agreement, the Program Guide and the Channel Partner Policies and Procedures.

3.3 Territory. VAR shall not actively sell, promote, advertise, market or solicit orders for Products, or open branches or maintain distribution depots for supply or support of Products outside the Territory.

3.4 Product Integrity and Compliance with Autodesk Terms. VAR shall deliver Products without modification and with all packaging, documentation, disclaimers, proprietary rights and other notices, marks, serial numbers, and license agreements intact unless otherwise requested by Autodesk in writing. VAR shall not reproduce, modify, translate, adapt, reverse engineer or decompile any Products in whole or in part without the express prior written consent of Autodesk. VAR shall dispose of Product packaging in accordance with the laws of the Territory. VAR shall notify End Users that the Products are subject to an End User License in advance of purchase, as applicable, and upon request by End User, VAR shall make available to End Users the applicable End User License, Subscription and other applicable Product or Autodesk Service use terms and conditions. VAR shall not supplement, amend, modify or conflict with any terms and conditions, warranties, obligations or other requirements or limitation included with or related to the Products, or otherwise pursue, waive or compromise any of Autodesk’s rights relating to End-Users or other parties without the prior written consent from an authorized representative of Autodesk. VAR shall comply with the terms of the licenses of software programs supplied by Autodesk to VAR for use by VAR and not reproduce, lend, rent or otherwise transfer software programs supplied to VAR. VAR shall not license or transfer or otherwise distribute or provide in any manner Products in contravention of Autodesk’s program policies, terms or conditions, including but not limited to the policies, terms and conditions around Upgrades, , educational versions, student versions, multiseat licenses, Autodesk Services and Subscription. VAR shall verify that an End User qualifies to receive different Product types as per Autodesk policies and applicable laws including but not limited to US trade laws and regulations. When one or more Products are bundled together and sold to VAR, VAR may not unbundle and resell the individual component Product(s).

3.5 Financial Statements and Insurance. VAR shall submit updated financial statements and other material financial information as reasonably requested by Autodesk, within ten (10) working days following Autodesk’s request. Moreover, during the term of this Agreement, VAR shall maintain in full force and effect, at its own expense, reasonable general liability insurance coverage. If requested, VAR agrees to provide Autodesk with a certificate evidencing its insurance coverage.

3.6 VAR Pricing and Terms. Subject to Autodesk’s right to impose maximum retail price limitations when permitted by applicable law, VAR shall determine the prices at which and (except as provided in this Agreement) the terms and conditions on which it supplies and supports Products, provided, however, that the terms and conditions may not supplement, amend, modify or conflict with any Autodesk terms and conditions, warranties, obligations or other requirements or limitation related to the Products, without the prior written consent from an authorized representative of Autodesk.

Autodesk Confidential	Page 5 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

3.7 End User Records Subject to applicable privacy laws, all End User Records and information, including without limitation, such End User data described in Confidential Information, are and shall remain the sole and exclusive property of Autodesk and VAR shall have no right, title or interest in or to such End User Records or End User data.

4.	PROTECTION OF AUTODESK PROPRIETARY RIGHTS

4.1 All rights relating to Products, Marketing Materials, the Partner Portal, customer satisfaction surveys or other Autodesk survey results, End User Records, End User data supplied to VAR by Autodesk, and any other Autodesk website, materials or translations thereof, including (but not limited to) patents, copyrights and trademarks as well as all trade names, logos, or domain names pertaining to Autodesk, are owned by and remain the valuable exclusive property of Autodesk or its licensors. VAR shall not use any Autodesk published acronym, trademark, trade name, logo or domain name of Autodesk except as expressly permitted by Autodesk. During the term of this Agreement VAR may (i) indicate to the public that it is an “Autodesk Value Added Reseller” of Authorized Products with the specific designation applicable to VAR and (ii) advertise Products under the trademarks, tradenames and logos that Autodesk may adopt from time to time (“Autodesk’s Trademarks”), always in accordance with any branding guidelines and trademark use guidelines published by Autodesk from time to time on Partner Portal (or otherwise made available to VAR by Autodesk upon request).

Upon loss of or change to VAR’s Authorization for any Authorized Products, VAR shall immediately cease using the applicable Autodesk designations in relation to those Authorized Products.

VARs may not market themselves as “Direct” or any equivalent thereto absent being granted that or status any by Autodesk.

4.2 VAR shall not use or attempt to register in any way any designation, trademark, trade name, logo (including but not limited to Autodesk published acronyms) or domain name, or any product or service name, used or disclosed by Autodesk or any affiliated company of Autodesk or any name which is confusingly similar to any product or service name, trademark, trade name, logo or domain name of Autodesk or any affiliated company of Autodesk.

Autodesk Confidential	Page 6 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

4.3 VAR shall not market, distribute or sell unlicensed copies of Autodesk Software or software which VAR knows, or is made aware, unlawfully manipulates Autodesk Software or contributes or incites breach of Autodesk intellectual property rights. VAR shall notify Autodesk promptly if it knows of or suspects any unauthorized use of Products or other violations of Autodesk’s proprietary rights in Products, shall provide reasonable assistance to Autodesk in the prosecution of any claims arising therefrom, and shall participate in other Autodesk license compliance programs. VAR may not circumvent any Product locking or other copy protection system in any manner or instruct or assist any third party to do so.

4.4 Autodesk hereby grants VAR a non-exclusive, non-transferable and non-sub-licensable right during the term of this Agreement to reproduce and distribute the Marketing Materials in connection with the sale, distribution and support of Products, subject to and in accordance with the restrictions and guidelines published by Autodesk from time to time on Partner Portal (or otherwise made available to VAR on request from Autodesk). Except as expressly provided herein, VAR is not granted any other right or license to patents, copyrights, trade secrets, trademarks or other intellectual property right with respect to the Marketing Materials. VAR shall take all reasonable measures to protect Autodesk’s proprietary rights in the Marketing Materials. VAR shall notify Autodesk promptly in writing upon its discovery of any unauthorized use of the Marketing Materials. Within thirty (30) days of any Autodesk request, VAR shall destroy all of the foregoing property and certify to its complete destruction. Autodesk reserves the right to charge VAR a fee for Marketing Materials provided to VAR.

4.5 Pornographic, defamatory or otherwise unlawful use of Marketing Materials is strictly prohibited whether directly or in context with specific subject matter. Marketing Materials shall not be incorporated into a logo, trademark or service mark by VAR. Marketing Materials shall not be used contrary to any restriction that is provided in writing by Autodesk to VAR. Marketing Materials shall not be used in (i) a manner that would lead a reasonable person to believe that the model within the Marketing Material personally uses or endorses a product or service; or (ii) in a manner that would be considered unflattering or controversial to a reasonable person. With respect to any Marketing Materials delivered or stored in an electronic form VAR must retain the copyright symbol and markings thereon. VAR may not make additional high-resolution copies of the Marketing Materials and VAR will maintain a robust firewall to safeguard against unauthorized third-party access to the Marketing Materials.

5.	END USER SOFTWARE LICENSE AND PRODUCTS

5.1 VAR may not register or facilitate registration of any Product sold to an End User without the express written permission from such End User. Autodesk reserves the right to modify such registration information. VAR may not enter into any license agreement or Subscriptions on behalf of Autodesk. In addition, VAR may not register in its own name any Product sold to an End User.

5.2 VAR shall notify each of its End Users that Updates, Upgrades (if any), and Subscription (if any) for Products will only be supplied to the End Users who have registered with Autodesk.

5.3 VAR shall reimburse End-User its purchase price upon return of the Products to VAR in accordance with the terms and conditions of the End User License Agreement or Subscription (as the case may be).

5.4 Nothing in this Agreement shall require Autodesk to produce Upgrades to the Products in accordance with any particular timetable or make available Subscriptions, Updates or Upgrades to VAR or End Users.

6.	WARRANTIES

6.1 Standard Limited Warranty.

6.1.1. VAR is not granted any warranties under this Agreement. In the event VAR uses the Autodesk Software (including but not limited to the NFR versions) as an End User it will be subject to the applicable End User License or applicable Subscription terms and conditions and any warranties and/or restrictions contained therein.

6.1.2. Pursuant to applicable End User License(s) and Subscription terms and conditions (if applicable) and Autodesk Services terms and conditions (if applicable), Autodesk makes a limited warranty to the End-User regarding the functionality of Autodesk Software and the media on which the copy of the Autodesk Software obtained by such End User is contained or the service and benefits that are to be provided to End User. Subject to Section 6.1.3 below, Autodesk may provide certain limited warranties in writing with respect to its other Products (the “Limited Warranty” and conditions specifically disclaim all other warranties relating to the Products. VAR shall not make or offer to any party any warranty or representation on behalf of Autodesk or any Autodesk subsidiary or affiliate.

Autodesk Confidential	Page 7 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

6.1.3. Hardware and third-party software that are delivered by either Autodesk or its channel partners for use in conjunction with Autodesk Software shall be subject to the third-party terms and conditions and/or license agreements between End User and the third-party vendor (“Third Party Vendor Terms and Conditions”). The Hardware and third-party software is provided by Autodesk “as is,” subject to the Third Party Vendor Terms and Conditions or warranty, if any, that accompany such products. Any representations, warranties, or other similar obligations with respect to the Hardware and third-party software flow directly from the third party vendor to End User and forms a binding agreement between End User and the third party vendor.

6.2 NO WARRANTY. TO THE FULLEST EXTENT PERMITTED BY LAW AUTODESK GRANTS NO WARRANTIES TO VAR, EXPRESS OR IMPLIED, BY STATUTE, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE. AUTODESK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY AS TO QUALITY, MERCHANTABILITY, SUITABILITY OR PERFORMANCE OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, WHICH WARRANTIES ARE SPECIFICALLY EXCLUDED. AUTODESK DOES NOT WARRANT THAT THE OPERATION OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE, THAT ANY DELIVERABLES WILL BE PROVIDED UNDER SUBSCRIPTION, OR THAT THE AUTODESK SERVICES SHALL BE SATISFACTORY. NOR DOES AUTODESK MAKE ANY WARRANTY WITH REGARD TO THE USE OF NAMES, PEOPLE, TRADEMARKS, REGISTERED, UNREGISTERED OR COPYRIGHTED DESIGNS OR WORKS OF ART OR ARCHITECTURE DEPICTED IN ANY MARKETING MATERIALS.

7.	THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

7.1 Obligation to Defend. Autodesk will defend, at its expense, any claim or action brought against VAR which alleges that any of the Autodesk Software infringes the copyright, patent or trade secret of any third party provided that VAR (i) promptly notifies Autodesk in writing of any claim; (ii) makes no admission or settlement without Autodesk’s prior written consent; (iii) gives Autodesk sole control of the defense and settlement thereof; and (iv) provides all reasonable assistance in connection therewith.

7.2 Obligation to Indemnify. Subject to the limitation of liability provision of this Agreement, Autodesk will pay any settlement amount or damages awarded by a court in a final non-appealable judgment to a third party arising from such a claim of infringement defended by Autodesk in accordance with Section 7.1.

7.3 Exclusive Remedy. If a Product is permanently enjoined as infringing the copyright or trade secret of a third party, or if Autodesk settles the claim and the result of the settlement is that a Product is permanently enjoined, Autodesk shall, at its option, (i) procure for VAR the right to continue to resell the Product; (ii) modify the Product so that it no longer infringes; (iii) replace the Product with a functionally equivalent, non-infringing Product; or (iv) accept return of the affected Product and refund its purchase price where Product was purchased directly from Autodesk. Notwithstanding anything in this Section 7, Autodesk shall have no liability for:

(i)	any infringement claims arising out of the use of the Autodesk Software in combination with other products if the infringement would not occur but for such combination; or

(ii)	the modification of the Product, or any part thereof, unless such modification was made by Autodesk or at the direction of Autodesk; or

(iii)	any infringement claims attributable to use of the Autodesk Software in violation of any terms of the EULA; or

(iv)	any trademark infringements involving any marking or branding not applied by Autodesk.

7.4 This Section 7 states VAR’s sole and exclusive remedy with respect to claims of infringement of third party proprietary rights of any kind.

8.	LIMITATION OF LIABILITY

8.1 TO THE EXTENT PERMITTED BY LAW THE MAXIMUM CUMULATIVE AND AGGREGATE LIABILITY OF AUTODESK AND ITS AFFILIATES, SUBSIDIARIES AND RELATED COMPANIES, AND THEIR EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AND AGENTS FOR ALL COSTS, LOSSES OR DAMAGES FROM CLAIMS ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, IS LIMITED TO VAR’S DIRECT DAMAGES ONLY AND SHALL NOT EXCEED THE LESSER OF (i) THE VALUE OF AGGREGATE PURCHASES OF PRODUCTS UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY PRECEEDING THE CLAIM, OR (ii) $100,000 (ONE HUNDRED THOUSAND DOLLARS).

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8.2 TO THE EXTENT PERMITTED BY LAW IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR FOR LOSS OF PROFITS, REVENUES, CONTRACTS, CUSTOMERS, LOSS OF USE, LOSS OF DATA, LOSS OF GOODWILL, BUSINESS INTERRUPTION, COST OF REPLACEMENT GOODS OR SERVICES, OR FAILURE TO REALIZE EXPECTED COST SAVINGS EVEN IF ADVISED OF THE POSSIBILITY OF SAME OR SAME WERE REASONABLY FORESEEABLE.

8.3 THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH, BREACH OF MATERIAL TERM OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO ANY LIABILITY OF EITHER PARTY FOR DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE.

9.	CONFIDENTIALITY

9.1 Limitations on Disclosure and Use of Confidential Information. Autodesk shall exercise the same degree of care (but not less than reasonable care) employed by Autodesk to prevent the unauthorized use and disclosure of it’s own Confidential Information to prevent the unauthorized use and disclosure of VAR’s Confidential Information. VAR shall keep Confidential Information made available by Autodesk in strictest confidence and (i) prevent the unauthorized use, dissemination or publication of the Confidential Information, (ii) not to divulge Confidential Information to any third party, and (iii) not to make any use of such Confidential Information except for purposes consistent with VAR’s obligations pursuant to this Agreement; and (iv) not to reverse engineer any such Confidential Information. Any copies of Confidential Information made by VAR will include appropriate marking identifying same as constituting or containing Confidential Information of Autodesk. VAR shall limit the use of and access to Autodesk Confidential Information to the VAR’s employees or authorized representatives who have: (i) a need to know and have been notified that such information is Confidential Information to be used solely for purposes consistent with VAR’s obligations pursuant to this Agreement; and (ii) entered into binding confidentiality obligations no less protective of Autodesk than those contained in this Agreement. VAR shall not use or disclose any Confidential Information to which it has access but which Confidential Information was not intended, or which in the circumstances VAR could reasonably deduce was not intended, for VAR. VAR shall not amend, edit or otherwise alter any Confidential Information without the prior written consent of Autodesk.

9.2 Exceptions. The foregoing limitations on disclosure and use shall not apply to information that (i) is rightfully received from a third party without restriction or violation of confidentiality, (ii) is developed independently without use of the Confidential Information of Autodesk, or VAR, as the case may be (iii) is or becomes generally known to the public by other than a breach of duty hereunder, or (iv) has been approved in advance for release by written authorization of the party otherwise with rights to designate the information as its Confidential Information.

9.3 To ensure protection of valuable trade secrets, pre-release versions of Authorized Products and other Confidential Information which Autodesk will from time to time disclose to VAR hereunder, VAR agrees that it is not and during the term of this Agreement shall not be involved in the development, marketing, sale or distribution of any product(s) which in Autodesk’s reasonable opinion compete with or perform the same or substantially similar functions as the Authorized Products, without giving Autodesk at least three (3) months advance written notice of its intent to engage in such conduct.

9.4 In the event VAR begins to resell or distribute one or more competing product(s), VAR shall immediately take the following steps to ensure that Confidential Information shall not be misused or misappropriated for the purpose of promoting, marketing or benefiting the competing product(s): VAR shall establish and maintain at all times a separate team of sales and technical personnel dedicated exclusively to the promotion, marketing and support of the Authorized Products whose names shall be furnished to Autodesk, each of whom shall have signed a binding non-disclosure agreement which contains confidentiality obligations equivalent to those which VAR is subject to hereunder; VAR shall also strictly comply with the Confidential Information obligations set forth in this Agreement to ensure that such separate personnel gains no access to Confidential Information for any purpose.

Autodesk Confidential	Page 9 of 18	Global VAR FY11 Form Rev 10/10

Value Added Reseller (“VAR”) Agreement

10.	TERM AND TERMINATION

10.1 This Agreement shall be effective from the Effective Date until the end of the then current Autodesk Fiscal Year, after which it shall renew automatically on an annual basis for up to two successive twelve (12) month periods comporting to the Autodesk Fiscal Year, provided that:

10.1.1 VAR meets and continues to meet all of its obligations hereunder;

10.1.2 Prior to the commencement of each successive twelve (12) month period VAR meets Autodesk’s Requirements, as applicable, for each successive twelve (12) month period; and

10.1.3 This Agreement is not terminated in accordance with any other provision of this Section 10.

10.1.4 Notwithstanding any other provision of this Agreement, and absent earlier termination, this Agreement shall expire automatically on 31 January 2013. Moreover, each of Autodesk or VAR may terminate this Agreement effective at the end of the then current Autodesk Fiscal Year, provided the terminating party gives the other party at least sixty (60) days written notice of termination prior to the end of the then current Autodesk Fiscal Year.

10.2 Either party may terminate this Agreement according to written notice given upon the breach by one party of any of its obligations under this Agreement and its failure to remedy the breach within thirty (30) days following written notice from the other party.

10.3 Autodesk may terminate this Agreement according to written notice given upon any of the following events:

10.3.1 transfer or cessation by VAR of any part of its business relating to distribution of Products or transfer by VAR’s owners or shareholders of a controlling interest in VAR; or

10.3.2 a receiver or similar officer is appointed for the benefit of VAR’s creditors, or if VAR becomes the object of any proceedings for bankruptcy, insolvency or the like; or

10.3.3 breach by VAR of any provision of this Agreement that cannot be remedied (including but not limited to breach of confidentiality, fraud, misconduct or violation of Autodesk’s proprietary rights); or

10.3.4 if VAR contests Autodesk’s or any of its affiliates’ intellectual property rights, or attempts to register any domain name using an Autodesk product or service name, trademark, trade name, logo or any designation communicated to VAR by Autodesk.

10.5 This Agreement may be terminated for any reason or no reason, by VAR upon thirty (30) days written notice to Autodesk

10.6 If Autodesk determines, in it sole discretion that it is necessary or desirable to (i) restructure its distribution system or the distribution of some or all of the Products in the Territory, or (ii) reduce the number of resellers or value added resellers for some or all of the Products in the Territory, Autodesk may terminate this Agreement or VAR’s appointment to resell any Products hereunder by giving no less than three (3) months written notice of such matters to VAR. If Autodesk’s restructured distribution system includes independent resellers for Products, Autodesk will inform VAR of the requirements and give VAR an opportunity to participate in the new distribution system provided VAR meets the requirements communicated to VAR.

10.7 Autodesk may terminate or suspend VAR’s authorization to resell any Authorized Product hereunder completely, or on an Authorized Location basis, if VAR is not in compliance with any of the Requirements related to those Authorized Products, and fails to remedy said non-compliance within thirty (30) days following written notice from Autodesk (during which notice period Autodesk, at its sole discretion, may also suspend VAR’s authorization to resell those Authorized Products). Autodesk may downgrade VAR’s Tier for any Authorized Products to a lower Tier if VAR is not in compliance with any of the Requirements applicable to VAR’s Authorization and Tier for those Authorized Products, and fails to remedy said non-compliance within thirty (30) days following written notice from Autodesk. A Tier downgrade may restricts VAR’s access to Products affected.

10.8 Each of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7 provides a separate and distinct right to terminate this Agreement.

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10.9 In the event Autodesk exercises partial termination rights under this Section 10, said partial termination shall not affect this Agreement’s application with respect to the remaining Authorization(s) or affect any remaining part of any other Autodesk written agreement(s) entered into by the parties. In the event this Agreement is terminated or VAR loses its Authorization to resell one or more Authorized Products for any reason, VAR may not reapply for Authorization to resell those Authorized Products for a minimum of six (6) months after the effective date of the termination. Nothing herein shall require Autodesk to consider VAR for any Authorization or program.

10.10 No Liability on Termination. In the event this entire Agreement or VAR’s appointment to distribute any Authorized Products expires or terminates hereunder, neither party shall be liable to the other party for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with a party’s business or goodwill. Termination shall not, however, relieve either party of obligations incurred prior to the termination and still remaining to be fulfilled following such termination. Further, neither party shall be entitled to any indemnification as a result of termination of this Agreement.

10.11 Upon expiration or termination of this Agreement, in whole or in part:

10.11.1 All applicable rights, and permissions granted by Autodesk to VAR shall cease, and VAR shall immediately cease to use or refer to Autodesk’s Trademarks, trade names and logos;

10.11.2 VAR shall promptly discontinue use and return to Autodesk all applicable promotional and other materials or documentation furnished by Autodesk, as well as all copies of Products and documentation supplied by Autodesk to VAR for the purposes of demonstration or evaluation (including but not limited to any NFR versions of Products, whether supplied as standalone NFR versions of Products or via NFR versions of Subscriptions), and all applicable Confidential Information in its possession. VAR shall not be entitled to any refund on any NFR versions of Subscriptions which are unexpired at the date of termination;

10.11.3 If VAR is in breach hereunder, then the due date of all outstanding Autodesk invoices for Products will automatically be accelerated so that they become due and payable no later than the effective date of termination, even if longer terms had been provided previously; and

10.11.4 Except as otherwise provided herein, all applicable orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be cancelled.

10.12 Sections 2.2, 3.7, 4.1, 4.2, 4.3, 5.1, 5.3, 5.4, 6, 8, 9, 10, 11, Section 5 of Exhibit 1 and Exhibit 1(A) of this Agreement shall survive expiration or termination of this Agreement.

11.	GENERAL

11.1 Personal Data.

11.1.1 VAR agrees to comply with all federal, state, provincial, county, and local laws, statutes, ordinances, and regulations that are related to privacy and data protection, including, but not limited to those applicable to the collection, storage, transfer, sharing and/or other processing of End User data, End User Records and any other personal data (if any) made available to VAR by Autodesk. Moreover, VAR shall only use data made available by Autodesk in accordance with Autodesk’s current Privacy Policy available at www.autodesk.com and Autodesk’s written instructions. In addition, it shall be VAR’s responsibility when collecting information from End User customers with the intention of passing such information to Autodesk (e.g. customer satisfaction or customer support surveys) to obtain the consent of the End User to the transfer of such information to Autodesk.

11.1.2 In using End User data made available by Autodesk for the promotion, sale and support of the Autodesk Product(s), VAR shall include an “unsubscribe” or “opt-out” option on every marketing piece sent to End User regardless of form and limit marketing contact with End Users to no more frequently than one time per calendar month (unless otherwise authorized by Autodesk in writing).

11.2 Independent contractors. The relationship of Autodesk and VAR established by this Agreement is that of independent contractors, and nothing in this Agreement shall be construed to:

11.2.1 create an agency, partnership, franchise, joint venture, sales representative, employment or any other type of legal association between Autodesk and VAR;

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11.2.2 give either party the power to direct and control the day-to-day activities of the other;

11.2.3 constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or

11.2.4 allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

Except as expressly provided in Section 2.2.1, above VAR shall in all dealings relating to Products make clear it is acting as a principal on its own account and not as an employee, agent or representative of Autodesk.

All financial obligations associated with VAR’s business are the sole responsibility of VAR. All sales and other agreements between VAR and its customers, suppliers, or between VAR and any Authorized Distributor are VAR’s exclusive responsibility and shall have no effect on VAR’s obligations under this Agreement.

11.3 Compliance with Laws and Audit.

11.3.1 VAR shall conduct its business through a corporation or other form of business organization recognized by the laws of the Territory, obtain and maintain at its own expense all permissions, consents and licenses necessary to enable VAR to distribute and support Products in accordance with this Agreement, comply with all laws and regulations applicable to the marketing, license and support of Products, and conduct its business in a manner that does not negatively affect the reputation, goodwill or prospects of Autodesk or its Products.

11.3.2 As between VAR and Autodesk, VAR is responsible for the collection and payment of all taxes, fees, and other charges, including all applicable VAR income and sales taxes, as well as penalties and interest in relation to VAR’s business.

11.3.3 In conformity with the United States Foreign Corrupt Practices Act (“FCPA”), or any rules or regulations thereunder, all similar international laws and Autodesk’s established corporate policies regarding foreign business practices (collectively referred to as “FCPA laws”), VAR shall not take any action which would cause it to be in violation of such FCPA laws, including, the use of any corporate funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity; making, attempting to make, offering, or authorizing any unlawful payment, thing of value, bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign or domestic government official, for the purpose of influencing an act or decision (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision to obtain, retain, or direct any business. VAR will provide Autodesk with access to its Books and Records for the purpose of ensuring compliance with FCPA laws and agreements.

11.3.4 VAR agrees and understands that the Products, and any related technology, technical data, services, documents, or information provided by Autodesk under this Agreement, are subject to U.S. laws and regulations, including those that restrict trade, investment, and business activities with certain countries, organizations, entities, individuals, and in support of certain end-uses (collectively referred to as “U.S. trade laws and regulations”) and VAR agrees to comply with such U.S. trade laws and regulations. Specifically, VAR covenants that it shall not, directly or indirectly, sell, import, export, re-export, transfer, use, divert, disclose, or otherwise dispose of any Products, Autodesk Software, software, documentation, technologies, or technical data (including products derived from or based on such technologies) in contravention of U.S. trade laws and regulations.

11.3.5 VAR agrees and understands it shall be solely responsible for (i) complying with applicable U.S. and non-U.S. laws and regulations; and (ii) obtaining, at its own expense, all licenses and approvals required by U.S. and non-U.S. trade laws and regulations.

11.3.6 VAR’s failure to comply with U.S. or non-U.S. trade laws and regulations shall be deemed a material breach of this Agreement and VAR shall notify Autodesk immediately upon learning of any such failure to comply.

11.3.7 VAR agrees to indemnify Autodesk, to the fullest extent permitted by law, from and against any fines, penalties, attorney’s fees, or other related costs that may arise as a result of VAR’s breach of this provision. This clause shall survive termination, expiration or cancellation of this Agreement.

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11.3.8 VAR shall keep full, true, and accurate books and records, in accordance with generally accepted accounting principles, related to each transaction in which a Product is purchased and resold, including information regarding compliance with Autodesk marketing and sales programs, Software usage and transfer, and exportation, as well as serial number records showing the name and address of each End User to whom VAR sold each Product. VAR shall ensure that each VAR End User invoice reflects the Product type and serial number for the relevant Product(s) delivered by VAR. VAR shall make all of these books and records available for audit by Autodesk upon fifteen (15) days prior written notice, during regular business hours, at those locations where VAR may maintain relevant books and records. VAR shall bear all costs incurred by Autodesk in the performance of any audit which discloses any material breach of this Agreement. VAR additionally acknowledges that from time to time Autodesk or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance by VARs with Autodesk’s policies and applicable laws. Said audits may include, without limitation, investigations in order to prevent the acquisition, use, promotion or resale of counterfeit and unauthorized product. When requested, VAR shall collaborate with Autodesk’s auditors and provide accurate and truthful information. In all cases, VAR agrees to bear, and/or promptly repay to Autodesk, all costs, fees and expenses, incurred by Autodesk in the performance of any such audit and/or investigation that discloses any material breach of this Agreement by VAR. VAR acknowledges and accepts that, in addition to the above audit rights, Autodesk may directly contact any End User at any time in order to verify and/or inform End Users about VAR’s compliance or non-compliance with this Agreement and Autodesk’s policies.

11.4 VAR Indemnity. VAR agrees to indemnify, hold harmless and defend Autodesk against any claim, demand, action, proceeding, investigation, and the resulting cost, loss, liability, or expense, including court costs and reasonable fees for attorneys or other professionals, suffered or incurred by Autodesk , its directors, officers, employees, or agents or by a third party arising from (i) any warranty or representation made by VAR to an End User or any other third party in relation to the Products beyond those made by Autodesk in the applicable Autodesk Product End User License, Subscription terms and conditions or Autodesk terms of use license, (ii) any action brought by an employee, contractor or agent of VAR allegedly based or claiming an employment relationship with Autodesk, and (ii) any failure by VAR to comply with any applicable law, statute, ordinance or regulation.

11.5 Waivers. No failure or delay in exercising any right hereunder shall operate as a waiver of that right. A waiver of any breach of this Agreement must be in writing and shall not be a waiver of any other breach or of the provision breached.

11.6 Entire Agreement. This Agreement, its Exhibits, the Program Guide, the Channel Partner Policies and Procedures, and all other documents which are specifically incorporated therein by reference), form an integral part of, and constitute the entire agreement and merges and supersedes all prior agreements or communications regarding the subject matter hereof. Business plans do not form part of this Agreement and are not binding upon Autodesk. If there is any conflict among the contractual parts of this Agreement, the conflict shall be resolved in accordance with the following order of precedence: 1) The Autodesk Value Added Reseller Agreement 2) The Exhibits to this Agreement 3) The Program Guide; and 4) The Channel Partner Policies and Procedures and all other documents, terms and conditions incorporated by reference therein. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Autodesk and VAR shall be construed and enforced accordingly.

Except as specifically provided in Section 2.3, or otherwise in this Agreement, this Agreement may be amended only by written agreement signed by authorized representatives of both parties.

11.7 VAR acknowledges that Autodesk is relying upon VAR’s reputation, business standing, and goodwill under VAR’s present ownership in entering into this Agreement. Accordingly, VAR agrees that its rights and obligations under this Agreement may not be transferred or assigned and its duties may not be delegated directly or indirectly without the prior written consent of Autodesk in its sole and absolute discretion. VAR shall notify Autodesk promptly in writing of any change of ownership of VAR or of any sale of all or substantially all of VAR’s assets. VAR acknowledges that any change of ownership, sale of all or substantially all of VAR’s assets, or attempted assignment by VAR of this Agreement, or any part thereof, without Autodesk’s prior written consent may result in immediate termination of this Agreement by Autodesk. Autodesk may assign or otherwise transfer its rights and obligations to successors-in-interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to

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the subject matter hereof. Subject to the restrictions set forth in this Section 11.7, all of the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

11.8 Notices. Notices required under this Agreement shall be in writing, sent by registered post or delivered by hand to the addresses stated below or to such other addresses as may be notified in accordance with this section. In addition a copy shall be sent to the Autodesk General Counsel. Notices under this Agreement which are served by Autodesk may be served by electronic postings on the Partner Portal (or any equivalent substituted therefor by Autodesk), by regular mail, by fax or by e-mail. In particular, notices which apply to all VARs or to an entire category of VARs may be published, either by an electronic posting or by inclusion in a newsletter. Notices shall be effective when sent, published or when posted if by electronic posting. VAR’s fax number and email address for receiving notices hereunder are as set out above (or such other fax number or email address as VAR notifies Autodesk in accordance with the provisions of this section).

11.9 Governing Law and Forum. This Agreement shall be governed by the laws of the State of California (excluding its rules regarding conflicts of law) and the United States of America. All disputes arising hereunder which cannot be settled amicably by the parties shall be submitted to the courts in the Superior Court of the State of California, County of Marin or County of Santa Clara, and the United States District Court for the Northern District of California in San Francisco. VAR expressly consents to service of process being effected upon it by registered mail sent to the address set forth above. Autodesk expressly reserves the right to file actions for injunctive relief before any competent judicial or administrative tribunal in the Territory. The rights and obligations of the parties under this Agreement shall not be governed by the UN Convention on contracts for the International Sale of Goods.

11.10 English Language: The parties hereto confirm that it is their wish that this Agreement, as well as other documents relating hereto, including notices hereunder, have been and shall be written in the English language only.

11.11 Les parties ci dessus confirment leur désir que cet accord ainsi que tous les documents, y compris tous avis qui s’y rattachent, soient rédigés en langue anglaise.

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EXHIBIT 1

Direct VAR Terms and Conditions

VAR agrees to comply with these terms and conditions as set forth below.

I. Additional Requirements. In addition to any other Requirements applicable to VAR pursuant to the Agreement, VAR shall meet Autodesk’s credit standards and the following additional Requirements:

Commercial	U.S. VAR: Web Self Service orders only. Annual Minimum Purchase
Revenue	Requirement of US$1.5M per Vertical Authorization

Canada VAR: Self serve orders only, no minimum order value.

Media and Entertainment Only VAR: Web Self Service orders only. Purchase minimum of US$400,000 per four quarters* per any M&E Vertical Authorization

Authorization	Maintain at least one Vertical Authorization

Accounts Receivable	Must be current on all financial status and payment obligations to Autodesk including credit limit, and continuously maintain good credit standing as determined by Autodesk in its sole judgment.

II. Commercial Terms and Conditions. Orders for Products submitted by VAR to Autodesk shall be subject to the commercial terms and conditions in this Section. Nothing contained in any order document submitted by VAR shall modify the Agreement or these terms and conditions, or add any additional terms or conditions. In the event of conflict between these terms and conditions and any order document submitted by VAR, these terms and condition shall prevail.

1. Prices. The prices to VAR for each of the Products are contained in the applicable price list on the Partner Portal. Autodesk may change currency, prices (including but not limited to prices on the Autodesk issued Territory suggested retail price List) and/or discounts and other applicable price related incentives and benefits on thirty (30) days written notice. Price increases shall not affect unfulfilled orders accepted by Autodesk prior to the effective date of the price increase. Price decreases shall apply to pending orders accepted by Autodesk prior to the effective date of the decrease.

2. Order and Acceptance.

2.1 Orders for Products shall be submitted to Autodesk by VAR in writing and in accordance with the Channel Partner Policies and Procedures. Subject to Section 2.5 below, VAR’s purchase orders shall be deemed accepted unless VAR is notified of their rejection.

2.2 Notwithstanding the foregoing, Autodesk may reject orders for any reason including but not limited to the following (i) VAR’s failure to meet the requirements of the Channel Partner Policies and Procedures, (ii) VAR exceeds recommended maximum stock limits, if any (iii) VAR has not paid amounts due to Autodesk, or (iv) VAR exceeds its credit limit (if any). Autodesk shall use its reasonable efforts to notify VAR of the rejection of an order within seven (7) business days of Autodesk’s receipt thereof. No partial shipment of an order shall constitute the acceptance of the entire order.

2.3 Autodesk reserves the right to accept orders containing price and discount variances deemed immaterial by Autodesk at its sole discretion. Autodesk reserves the right to reject any order or to cancel any unshipped order previously accepted if Autodesk determines that VAR is in breach of the VAR Agreement. For the avoidance of doubt, written orders accepted and confirmed by Autodesk reflecting special price concessions, promotions or discounts to VAR shall be deemed to be part of the Agreement.

2.4 Autodesk shall use its reasonable efforts to deliver Products at the times specified in the Channel Partner Policies and Procedures.

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2.5 Electronic Orders and Invoicing.

2.5.1 Where such a facility is made available by Autodesk in writing, VAR may place orders for Products electronically in accordance with the Channel Partner Policies and Procedures. Electronic confirmation of order receipt by Autodesk shall not constitute acceptance by Autodesk of the order, which order may be rejected in accordance with the other paragraphs of Section 2.

2.5.2 Each Party may, at its discretion, print and store electronic orders received from VAR, or electronic invoices sent by Autodesk to VAR, in the same manner that it stores written orders or invoices. The parties agree that in the event of a dispute over an order or an invoice, Autodesk’s electronic order and invoice records shall be admissible before the relevant court and shall constitute evidence of the facts contained therein.

2.5.3 VAR recognizes that any electronic orders submitted to Autodesk are submitted at VAR’s sole risk and VAR waives any right to contest the validity of electronic orders submitted to Autodesk.

3. Shipping. Except in the case of Subscriptions and Autodesk Services, Autodesk shall ship Products to fulfill orders FCA Autodesk manufacturing facilities Fremont, CA or other location as designed by Autodesk. Title to the Products shall pass to VAR on delivery of the Products to the carrier. In the case of fulfillments pursuant to Subscriptions and Autodesk Services which are shipped to VAR for delivery to End Users in accordance with the Channel Partner Practices and Procedures, such fulfillments shall be shipped to VAR FCA Autodesk manufacturing facilities Fremont, CA or other location as designed by Autodesk. In all cases, Autodesk shall designate the carrier. Autodesk reserves the right to charge VAR reasonable fees for shipment costs when paid by Autodesk, and to change the aforementioned Incoterms at any time on 30 days notice in writing to VAR.

4. Credit Limit. A credit limit (if any), may be set by Autodesk at its sole discretion. VAR shall provide Autodesk such financial information as Autodesk deems necessary to determine VAR’s creditworthiness. Autodesk may increase or decrease such credit limit from time to time as it deems appropriate. The total amount owed by VAR to Autodesk at any time shall not exceed VAR’s credit limit (if any) set by Autodesk, and orders to Autodesk above the credit limit shall be paid in cash in advance of delivery or by other means of secured payment chosen by Autodesk.

5. Payment. Autodesk reserves the right not to issue a permanent license for any Autodesk Software to VAR and/or End Users until receipt of payment in full. Autodesk may, in it sole discretion, choose either option below

Option 1- Credit

Autodesk shall submit an invoice to VAR for each shipment of Product ordered by VAR and as set forth below. Upon approval of VAR’s credit limit by Autodesk, payment terms shall be thirty (30) days from the date of invoice. Autodesk reserves the right to demand a deposit of fifty percent (50%) of the total invoice amount at the time VAR places a purchase order requiring the shipment of Hardware. Any invoiced amount not received within thirty (30) days of the date of invoice may be subject to a service charge of one and one-half percent (1.5%) per month (or, if less, the maximum allowable by applicable law). Notwithstanding the foregoing, if any payment is not received by Autodesk when due, Autodesk may, without prejudice to any other remedies at law, equity or under this Agreement, (i) offset the receivables against any amounts that may be due or become due to VAR from Autodesk, (ii) require that all future orders be fully paid in advance of shipment, (iii) revoke or suspend VAR’s credit terms, (iv) suspend Autodesk’s obligations under this Agreement, (v) require further assurances from VAR that such invoiced amounts shall be paid, (vi) require VAR to purchase all Authorized Product(s) through an Autodesk Distribution Partner and/or (vii) terminate the Agreement. VAR shall pay all of Autodesk’s costs and expenses (including attorney’s fees) to enforce and preserve Autodesk’s rights under this Section 5. VAR’s payment obligations hereunder shall survive the termination or expiration of this Agreement and this Exhibit 1.

In the event that Autodesk has extended a line of credit to VAR and that VAR exceeds its credit limit, VAR hereby authorizes Autodesk to transact directly with the End User at VAR’s originally quoted prices. For any such purchase order secured by Autodesk, Autodesk agrees to pay VAR an amount equal to the VAR discounts applicable to the sales transaction, and reserves the right to apply any such amount against the outstanding balance of VAR’s line of credit.

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Option 2 - NO CREDIT

Payment of any Products ordered shall be on the basis of pre-payment and shall be made in United States dollars. Autodesk shall not be bound to deliver any Products pursuant to any purchase order until payment of the Products in full has been made. Payment shall be made upon demand in writing by Autodesk and shall be, at Autodesk’s option, either by way of (i) the electronic transfer of funds into such account as Autodesk may notify in writing to VAR or (ii) the issuance of an irrevocable letter of credit at sight confirmed by a bank in the Territory. Without limiting any of Autodesk’s rights or remedies under the law or this Agreement, failure of VAR to make payment in full upon demand shall entitle Autodesk to (a) reject any order or cancel any order previously accepted, or (b) to withhold shipment of the Products to VAR until such payment has been received in full by Autodesk. Notwithstanding prepayment by VAR, Autodesk reserves the right to subsequently invoice VAR for any additional expenses incurred by Autodesk but to be borne by VAR respecting any given shipment of the Products including but not limited to any freight, taxes, insurance or other applicable costs. The invoiced amount shall be due within thirty (30) days of the invoice date. Any amount which is due from VAR and not paid in full within the applicable time period shall be subject to a service charge of one and one-half percent (1.5%) per month (or, if less, the maximum allowable by applicable law). VAR shall pay all of Autodesk’s costs and expenses (including attorney’s fees) to enforce and preserve Autodesk’s rights under this Section 5.

6. Security Interest. As security for VAR’s payment of all monetary obligations to Autodesk, VAR hereby grants to Autodesk a security interest in all of VAR’s inventory purchased from Autodesk (“VAR’s Inventory”), all of VAR’s accounts receivable evidencing any obligation to VAR for payment for Product(s) sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of VAR’s Inventory and accounts. VAR agrees to execute all documents necessary to perfect Autodesk’s security interest described herein upon request by Autodesk, including but not limited to, Exhibit 1A attached hereto.

7. Taxes. All prices and payments due under this Agreement are exclusive of any tax, levy or similar governmental charge, including, without limitation, any export, federal, state or local VAT, sales, use or goods and services taxes and business taxes, customs or excise duties except for withholding taxes on a fee payment, net income, net worth or franchise taxes assessed on Autodesk (“Taxes”), that may be assessed by any jurisdiction. VAR shall be responsible for all Taxes of any nature arising upon or from (a) the sale or delivery of Products to VAR, (b) the resale or further distribution of Products by VAR, and/or (c) payment to Autodesk hereunder. Any taxes required by local law to be withheld by VAR shall be remitted to the appropriate governmental authorities by VAR on behalf of Autodesk, with a copy of the tax receipt or certificate forwarded to Autodesk. VAR shall obtain any such tax receipt or certificate as soon as possible following remittance of corresponding taxes, and shall forward such tax receipt or certificate to Autodesk within thirty (30) days of receipt by VAR.

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Exhibit 1A

Security Agreement

This Security Agreement (“Agreement”) is made as of February 1, 2010 (“Effective Date”), by “VAR” (named below) in favor of Autodesk, Inc., a Delaware corporation (“Autodesk”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, VAR, intending to be bound hereby, agrees as follows:

1. Definitions / Construction. “VAR Agreement” means the Autodesk Value Added Reseller Agreement of even date between Autodesk and VAR executed and delivered by VAR contemporaneously herewith and any later VAR Agreement between Autodesk and VAR. This Agreement is intended by the Parties to be read consistently with, and complementary to, the VAR Agreement. The initially capitalized terms used in this Agreement shall have the meanings defined in the VAR Agreement unless defined herein.

2. Security Interest. As security for VAR’s payment of all monetary obligations to Autodesk, VAR hereby grants to Autodesk a security interest in all of VAR’s inventory purchased from Autodesk (“VAR’s Inventory”), all of VAR’s accounts receivable evidencing any obligation to VAR for payment for Product(s) sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of VAR’s Inventory and accounts. VAR agrees to execute all documents necessary to perfect Autodesk’s security interest described herein upon request by Autodesk.

3. Amendments / Choice of Law. No purported amendment or modification of this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless contained in a writing executed by VAR and Autodesk. This Agreement shall be construed in accordance with the laws of the State of California, excluding rules regarding conflicts of law. VAR hereby submits to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin, and the United States District Court for the Northern District of California in San Francisco.

4. Survival. This Agreement shall survive the expiration or termination of the VAR Agreement for so long as there are sums outstanding, due or payable to Autodesk.

IN WITNESS WHEREOF, VAR has executed or caused this Agreement to be executed by its authorized representative, and agrees to be bound by its terms, as of the Effective Date.

“VAR”
Company:

Signature

Printed Name

Title

Date

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